Exhibit 4.5

Description of Securities
Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934
All references below to "Masonite", "we", "us", "our" and the "Company" refer to Masonite International Corporation and not to any of its subsidiaries. As of December 29, 2019, Masonite had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common shares, no par value.
The following description of our common shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles, as amended (the “Articles”), which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read the Articles and the applicable provisions of the Business Corporations Act (British Columbia) ("BCBCA"). for additional information.
Authorized Share Capital
We are organized under the laws of British Columbia, a province of Canada. Our authorized capital consists of an unlimited number of common shares and unlimited number of special shares issuable in series, in each case without par value. Our common shares are listed on the New York Stock Exchange under the trading symbol “DOOR.”
Voting
Except for shares which we may, from time to time, retain following redemption, purchase, surrender or other acquisition, each share confers the right to cast one vote with respect to each matter to be put to our shareholders.
Issue of Shares
Our directors may, subject to the Articles and the BCBCA, issue, allot, sell, grant options on or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices that the directors, in their absolute discretion, may determine by board resolution. Shares may be issued in consideration for past services, property or money. Shares must not be issued until they are fully paid. There are no preemptive, redemption, purchase or conversion rights attaching to our common shares. There are no sinking fund provisions applicable to our common shares. Our common shares are issued in fully registered form, although we are able to issue fractional shares.

Subject to the special rights or restrictions attached to any class or series of shares and any applicable criteria set forth in the BCBCA the Company may, if authorized to do so by the directors, purchase or otherwise acquire any of its shares.
Liquidation Rights
In the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of our common shares are entitled to share pro rata in our remaining property after making adequate provision for settlement of liabilities and preferential rights attached to the special shares, if any.
Dividends and Other Distributions
The holders of our common shares are entitled to receive dividends as and when declared by our board of directors. Any dividend declared by the directors may be made payable on such date as is fixed by the directors. A dividend may not be declared if there is reasonable grounds for believing that we are insolvent or declaration of the dividend would render us insolvent (except to the extent the dividend is in the form or shares or warrants to purchase shares). Any dividend unclaimed after a period of six years from the date on which it has been declared to be payable shall be forfeited and shall revert to the Company.
Action Necessary to Change the Rights of Holders of Our Shares
Our shareholders can authorize the alteration of our Articles to create or vary the special rights or restrictions attached to any of our shares by passing a special resolution. A special resolution means a resolution passed by (a) not less than two-thirds of the votes cast by those eligible shareholders who vote in person or by proxy at a meeting or (b) a resolution consented to in writing by all of the shareholders entitled to vote on the resolution. However, a right or special right attached to any class or series of shares may not be prejudiced or interfered with unless the shareholders holding shares of that class or series to which the right or special right is attached consent by a separate special resolution.
In addition, certain fundamental changes with respect to our business require passing a special resolution, including, amongst others: (i) removing a director prior to the expiry of his or her term; (ii) approving an amalgamation; (iii) approving a plan of arrangement; and (iv) providing for a sale of all or substantially all of our assets. Notwithstanding (i) above, the Articles provide that on the occurrence of certain change of control transactions, shareholders may remove any director before the expiration of his or her term by ordinary resolution.
Shareholders Meetings: Procedures, Admission and Voting Rights
General meetings of shareholders may be held at any place within or outside Canada as determined by the directors and designated in the notice of meeting or waiver of notice thereof. The Company must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual general meeting.

Notice of a meeting of shareholders must be sent to each shareholder of record entitled to vote at a meeting of shareholders not less than 21 days prior to the date of the meeting or such longer period as required by the applicable securities laws. This notice period applies to all general and extraordinary meetings, including a meeting in which a special resolution, exceptional resolution or special separate resolution may be passed.
If a general meeting is to consider special business as specified in the Articles, the notice of meeting must state the general nature of the special business and, if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, (i) have attached to it a copy of the document, or (ii) state that a copy of the document will be transmitted to any shareholder upon written or oral request to the Company by such shareholder or be made available in such other manner as permitted or required by law.
Extraordinary general meetings of shareholders may be held as frequently as they are called by the board of directors. In addition, under the BCBCA, shareholders holding in the aggregate at least 1/20 of our outstanding shares may require the directors to call a general meeting of shareholders to deal with matters that may be dealt with at a general meeting, including election of directors. The directors must call a general meeting within four months following the date of receipt of such a requisition, otherwise the shareholders can call the meeting and we must reimburse the costs.
The only persons entitled to be present at a meeting of the shareholders shall be those entitled to vote at that meeting, the directors, our auditors and others who, although not entitled to vote, are entitled or required under the BCBCA or the Articles to be present at the meeting. Every shareholder entitled to vote may appoint a proxyholder to attend the meeting in the manner and to the extent authorized and with the authority conferred by the proxy. Any other person may be admitted only on the invitation of the chairman of the meeting or with the consent of the meeting. The general meeting of shareholders shall be presided over by the chairman of the board or, if the chairman of the board is absent or unwilling to preside, the president.
Shareholder Proposals and Advance Notice Procedures
Our Articles require the timely notice of certain information to be provided by any shareholder who proposes director nominations for consideration at a shareholders’ meeting. Failure to deliver a proposal in accordance with these requirements may result in it not being deemed timely received. In the case of an annual general meeting, notice of a director nomination must be received by our Corporate Secretary at the registered office or the principal executive office of the Company no less than 30 days nor more than 65 days before the date of the meeting, subject to certain exceptions as described in the Articles.
Pursuant to the BCBCA, a registered or beneficial Shareholder who holds no less than 1/100 of the issued common shares and provided those shares have a fair market value of no less than Cdn$2,000, may submit a proposal for consideration at an annual general meeting of the Company.

In order to be valid, the proposal must meet several technical requirements, including a requirement that the proposal be for a valid purpose relating to the business and affairs of the Company, and that the form of proposal is delivered to the registered office of the Company no less than three months prior to the anniversary of the last annual general meeting of the Company.
Certain Takeover Bid Requirements
Unless such offer constitutes an exempt transaction, an offer made by a person (an “offeror”) to acquire outstanding shares of a Canadian entity that, when aggregated with the offeror’s holdings (and those of persons or companies acting jointly with the offeror), would constitute 20% or more of the outstanding shares, would be subject to the take-over provisions of Canadian securities laws.
In addition to those take-over bid requirements noted above, the acquisition of shares may trigger the application of additional statutory regimes including amongst others, the Investment Canada Act and the Competition Act (Canada).
This summary is not a comprehensive description of relevant or applicable considerations regarding such requirements and, accordingly, is not intended to be, and should not be interpreted as, legal advice to any prospective purchaser and no representation with respect to such requirements to any prospective purchaser is made. Prospective investors should consult their own Canadian legal advisors with respect to any questions regarding securities law in the provinces and territories of Canada.